Exhibit 4.8

HSBC HOLDINGS PLC,

as Issuer

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Trustee

HSBC BANK USA, NATIONAL ASSOCIATION,

as Paying Agent and Registrar

FIRST SUPPLEMENTAL INDENTURE

Dated as of       ,

To the Undated Subordinated Debt Securities Indenture, dated as of April 8, 2008 among the Issuer, the Trustee and the Paying Agent and Registrar

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of      ,    (this “Supplemental Indenture”) by and among HSBC Holdings plc, a public limited company duly organized and existing under the laws of England and Wales (the “Company”), having its principal office at 8 Canada Square, London E14 5HQ, England, The Bank of New York Mellon, London Branch, a New York banking corporation, as trustee (the “Trustee”), having its principal corporate trust office at 160 Queen Victoria Street, London, EC4V 4LA, United Kingdom and HSBC Bank USA, National Association, as Paying Agent and Registrar (the “Agent”), having its principal office at 452 Fifth Avenue, New York, New York 10018.

WITNESSETH:

WHEREAS, the Company, the Trustee and the Agent have executed and delivered an indenture dated as of April 8, 2008 (as amended and supplemented from time to time, the “Base Indenture” and together with this Supplemental Indenture, the “Indenture”), to provide for the issuance of the Company’s Debt Securities;

WHEREAS, Section 9.01(4) of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to change or eliminate any of the provisions of the Base Indenture, provided that any such change or elimination shall be effective only with respect to any series of Debt Securities created subsequent to the execution of such supplemental indenture;

WHEREAS, the Company and the Trustee desire to change certain provisions of the Base Indenture with respect to any series of Debt Securities created subsequent to the execution of this Supplemental Indenture;

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with the terms of the Base Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and the equal and ratable benefit of the Holders.

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01. Definitions.

Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used in this Supplemental Indenture that are defined in the Base Indenture shall have the meanings ascribed to them in the Base Indenture.

SECTION 1.02. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03. Separability Clause.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04. Benefits of Instrument.

Except as otherwise provided herein, nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 1.05. Relation to Base Indenture.

This Supplemental Indenture constitutes an integral part of the Base Indenture. The provisions set forth in Article II of this Supplemental Indenture apply to all series of Debt Securities authenticated, delivered and issued on or after the date of this Supplemental Indenture.

SECTION 1.06. Construction and Interpretation.

Unless the context expressly otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Supplemental Indenture, refer to this Supplemental Indenture as a whole and not to any particular provision of this Supplemental Indenture;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) references herein to a specific Section or Article refer to Sections or Articles of this Supplemental Indenture, unless otherwise specified;

(d) wherever the words “include,” “includes” or “including” are used in this Supplemental Indenture, they shall be deemed to be followed by the words “without limitation”;

(e) references to a Person are also to its successors and permitted assigns; and

(f) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

AMENDMENTS TO THE BASE INDENTURE APPLICABLE TO ALL SERIES OF

SECURITIES ISSUED ON OR AFTER THE DATE OF THIS SUPPLEMENTAL INDENTURE

SECTION 2.01. Definitions.

Article I of the Base Indenture is hereby amended by adding the following definitions to Section 1.01, which shall read as follows:

“Additional Amounts” has the meaning specified in Section 10.04(a);

“Amounts Due” means the principal amount of, and any accrued but unpaid Payments and Missed Payments, if any, including any Additional Amounts, on, the Debt Securities. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority;

“Applicable Law” has the meaning specified in Section 10.04(d);

“Applicable Rules” means, at any time, the laws, regulations, requirements, guidelines and policies relating to capital adequacy (including, without limitation, as to leverage) then in effect in the United Kingdom including, without limitation to the generality of the foregoing, the UK CRR, the Banking Act and any regulations, requirements, guidelines and policies relating to capital adequacy adopted by the Relevant Regulator from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Company or to the Company and any of its holding or subsidiary companies or any subsidiary of any such holding company), in each case as amended, supplemented or replaced from time to time;

“Banking Act” means the United Kingdom Banking Act 2009, as amended;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“FATCA” means (i) sections 1471 to 1474 of the Code or any associated regulations or other official guidance; (ii) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of clause (i); or (iii) any agreement pursuant to the implementation of clauses (i) or (ii) with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction;

“FATCA Withholding Tax” has the meaning specified in Section 10.04(c);

“Relevant Regulator” means the United Kingdom Prudential Regulation Authority or any successor entity or other entity primarily responsible for the prudential supervision of the Company;

“Relevant UK Resolution Authority” means any authority with the ability to exercise a UK Bail-in Power;

“UK Bail-in Legislation” means Part I of the Banking Act and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“UK Bail-in Power” means the powers under the UK Bail-in Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, write-down, transfer, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability; and

“UK CRR” means Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of 26 June 2013, as amended or supplemented, as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended.

SECTION 2.02. Execution, Authentication, Delivery and Dating.

Article III of the Base Indenture is hereby amended by adding Section 3.03(g), which shall read as follows:

(g) The words “execution,” “executed,” “signed,” “signature,” and words of like import in this Indenture, the Debt Securities or in any other certificate, agreement or document related to this Indenture or the offering and sale of the Debt Securities shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign or any other electronic process or digital signature provider as specified in writing to the Trustee and agreed to by the Trustee in its sole discretion ). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Each party agrees that this Indenture, the Debt Securities and any other documents to be delivered in connection herewith may be electronically or digitally signed using DocuSign (or any other electronic process or digital signature provider as specified in writing to the Trustee and agreed to by the Trustee in its sole discretion), and that any such electronic or digital signatures appearing on this Indenture, the Debt Securities or such other documents are the same as manual signatures for the purposes of validity, enforceability and admissibility. The Company agrees to assume all risks arising out of the use of electronic or digital signatures and electronic methods to submit any communications to Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 2.03. Events of Default and Defaults.

(a) Article V of the Base Indenture is hereby amended by amending and restating Section 5.01 in its entirety, which shall read as follows:

Section 5.01. Events of Default.

(a) Unless otherwise specified pursuant to Section 3.01, an “Event of Default” with respect to Debt Securities of any series means any one of the following events:

(i) an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for winding up of the Company other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency; or

(ii) an effective resolution is validly adopted by the Company’s shareholders for winding up of the Company other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency.

(b) Article V of the Base Indenture is hereby further amended by amending and restating Section 5.03 in its entirety, which shall read as follows:

Section 5.03. Defaults; Collection of Indebtedness and Suits for Enforcement by Trustee.

(a) Unless otherwise specified pursuant to Section 3.01, a “Default” with respect to Debt Securities of any series means any one of the following events:

(i) the Company fails to pay any Missed Payments on or prior to any date on which a dividend is paid on any class of the Company’s share capital and such failure continues for 30 days; or

(ii) the Company fails to pay all or any part of the principal of (or premium, if any, on) or any accrued but unpaid Payments and any Missed Payments on any Redemption Date for such Debt Securities and such failure continues for 30 days.

(b) If a Default occurs, the Trustee may institute proceedings in England (but not elsewhere) for the Company’s winding-up; provided that the Trustee may not, upon the occurrence of a Default, declare the principal of (or premium, if any, on) and any accrued but unpaid Payments and Missed Payments of any Debt Securities of any series then Outstanding immediately due and payable, unless an Event of Default has occurred and is continuing. For the purposes of determining whether or not an Event of Default has occurred on Debt Securities of such series, a payment will not be deemed to be due on any date on which any Solvency Condition is not satisfied. However, if the Company fails to make the payments specified in (a)(i) and (a)(ii) above, and at such time any Solvency Condition is not satisfied, the Trustee may, upon the occurrence of a Default, institute proceedings in England (but not elsewhere) for the Company’s winding up.

(c) Notwithstanding the foregoing, failure to make any payment in respect of any Debt Securities of a series shall not be a Default in respect of the Debt Securities of such series if such payment is withheld or refused:

(i) in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or

(ii) in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 30 days by independent legal advisers acceptable to the Trustee;

provided, however, that the Trustee may, by notice to the Company, require the Company to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an opinion of counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Company shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of the relevant grace period of 30 days after the Trustee gives written notice to the Company informing the Company of such resolution.

(d) Agreements with Respect to the Events of Default and Defaults.

By its acquisition of Debt Securities of any series, each Holder (which, for these purposes, includes each beneficial owner), to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee will not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the limited remedies available under the Indenture and the Debt Securities of such series for a non-payment of principal, Payments and Missed Payments, if any, on the Debt Securities of such series.

SECTION 2.04. Assumption of Obligations.

Article VIII of the Base Indenture is hereby amended by amending and restating Section 8.03 in its entirety, which shall read as follows:

Section 8.03. Assumption of Obligations. Subject to applicable law and regulation (including, if and to the extent required by the Applicable Rules at such time, obtaining any required permission of the Relevant Regulator), with respect to the Debt Securities of any series, a holding company of the Company or any subsidiary of the Company (a “successor entity”) may assume the obligations of the Company (or any corporation which shall have previously assumed the obligations of the Company) for the due and punctual payment of the principal of (and premium, if any, on), Payments and Missed Payments, if any, on and any additional amount required to be paid in accordance with the provisions of the Indenture or the Debt Securities in respect of the Debt Securities and the performance of each covenant of the Indenture and the Debt Securities on the part of the Company to be performed or observed provided, that

(1) the successor entity shall expressly assume such obligations by an amendment to the Indenture, executed by the Company and such successor entity, if applicable, and delivered to the Trustee, in form satisfactory to the Trustee, and the Company shall, by amendment to the Indenture, unconditionally guarantee all of the obligations of such successor entity under the Debt Securities of such series and the Indenture as so modified by such amendment (provided, however, that, for the purposes of the Company’s obligation to pay to Holders all Additional Amounts, if any, payable pursuant to Section 10.04 in respect of the Debt Securities and any related Coupons, references to such successor entity’s country of organization will be added to references to the United Kingdom);

(2) such successor entity shall confirm in such amendment to the Indenture that such successor entity will pay to the Holders all Additional Amounts, if any, payable pursuant to Section 10.04 in respect of all the Debt Securities and any related Coupons (provided, however, that for these purposes such successor entity’s country of organization will be substituted for the references to the United Kingdom); and

(3) immediately after giving effect to such assumption of obligations, no Event of Default or Default and no event which, after notice or lapse of time or both, would become an Event of Default or Default, shall have occurred and be continuing.

Upon any such assumption, the successor entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with respect to any such Debt Securities with the same effect as if such successor entity had been named as the Company in this Indenture, and the Company or any legal and valid successor corporation which shall theretofore have become such in the manner prescribed herein, shall be released from all liability as obligor upon any such Debt Securities except as provided in Clause (1) above.

Notwithstanding the foregoing, the determination of whether any Solvency Condition has been satisfied in accordance with Section 12.01 shall, notwithstanding such assumption, continue to be made with reference to the Company, unless otherwise required by applicable law or regulation.

SECTION 2.05. Supplemental Indentures Without Consent of Holders.

Article IX of the Base Indenture is hereby amended by amending and restating Section 9.01 in its entirety, which shall read as follows:

Section 9.01. Supplemental Indentures Without Consent of Holders. Without the consent of any Holders of Debt Securities or Coupons, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by such successor Person of the covenants of the Company herein and in the Debt Securities contained; or

(2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or Coupons (and, if such covenants are to be for the benefit of less than all series of Debt Securities or Coupons, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company; or

(3) to change or eliminate any restrictions on the payment of any principal of (or premium, if any, on) or interest on Bearer Securities, to permit Bearer Securities to be issued in exchange for Registered Securities or to permit or facilitate the issuance of Debt Securities in uncertificated or book-entry form; provided that no such action shall adversely affect the interests of the Holders of Debt Securities of any series or any related Coupons in any material respect; or

(4) to change or eliminate any of the provisions of this Indenture; provided that any such change or elimination shall be effective only with respect to any series of Debt Securities created subsequent to the execution of such supplemental indenture; or

(5) to establish the form or terms of Debt Securities of any series and any related Coupons as permitted by Section 2.01 and Section 3.01; or

(6) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Debt Securities of one or more series and to add to, change or eliminate any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 6.11; or

(7) to secure the Debt Securities; or

(8) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provision with respect to matters or questions arising under this Indenture that shall not be inconsistent with any provision of this Indenture; provided that such action shall not adversely affect the interests of the Holders of Debt Securities of any series or any related Coupons in any material respect; or

(9) to add, to change or to eliminate any provision of this Indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act; or

(10) to make any other provisions with respect to matters or questions arising under this Indenture, provided such action shall not adversely affect the interests of the Holders of any series in any material respect.

SECTION 2.06. Additional Amounts.

Article X of the Base Indenture is hereby amended by amending and restating Section 10.04 in its entirety, which shall read as follows:

Section 10.04. Payment of Additional Amounts.

(a) Unless otherwise specified as contemplated by Section 3.01, all payments made under or with respect to Debt Securities shall be paid by the Company, without deduction or withholding for, or on account of, any and all present and future taxes, levies, imposts, duties, charges, fees, deductions or withholdings whatsoever imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or taxing authority thereof or therein having the power to tax (each, a “Taxing Jurisdiction”), unless required by law. If such deduction or withholding shall at any time be required by the law of the Taxing Jurisdiction, the Company shall pay such additional amounts (“Additional Amounts”) in respect of any Payments and Missed Payments, if any, only (and not principal) on such Debt Securities as may be necessary so that the net amounts (including Additional Amounts) paid to the Holders, after such deduction or withholding, shall be equal to the respective amounts of Payments and Missed Payments, if any, which the Holders would have been entitled to receive in respect of such Debt Securities in the absence of such deduction or withholding, provided that the foregoing shall not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which:

(i) would not be payable or due but for the fact that the Holder or the beneficial owner of the Debt Security is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction, or otherwise has some connection or former connection with the Taxing Jurisdiction other than the holding or ownership of a Debt Security, or the collection of Payments and Missed Payments, if any, on, or the enforcement of, any Debt Security;

(ii) would not be payable or due but for the fact that the certificate representing the relevant Debt Securities (x) is presented for payment in the Taxing Jurisdiction or (y) is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting the same for payment at the close of such 30-day period;

(iii) would not have been imposed if presentation for payment of the certificate representing the relevant Debt Securities had been made to a paying agent other than the paying agent to which the presentation was made;

(iv) is imposed in respect of a Holder that is not the sole beneficial owner of the Payments and Missed Payments, if any, or a portion of them, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(v) is imposed because of the failure to comply by the Holder or the beneficial owner of any Payment or Missed Payment on such Debt Securities with a request from the Company addressed to the Holder or the beneficial owner, including a written request from the Company related to a claim for relief under any applicable double tax treaty (x) to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the Holder or the beneficial owner or (y) to make any declaration or other similar claim to satisfy any information or reporting requirement, if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the Taxing Jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge;

(vi) is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty, assessment or other governmental charge; or

(vii) is imposed in respect of any combination of the above items.

Whenever in this Indenture there is mentioned, in any context, the payment of Payments or Missed Payments, if any, on, or in respect of, any Debt Security of any series or the net proceeds received on the sale or exchange of any Debt Security of any series, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of this Section and as if express mention of the payment of Additional Amounts (if applicable) were made in any provision thereof where such express mention is not made.

(b) To the extent any Additional Amounts are payable on the Debt Securities of a particular series, the Company shall inform the Paying Agent pursuant to a written notice of the Additional Amount that shall be payable for each $1,000 denomination (or other minimum denomination as may be specified pursuant to Section 3.01) of the Debt Securities of such series. Upon receipt of such written notice by the Company regarding a Holder’s eligibility for payment and the amount to be paid, the Paying Agent shall make such payment. For the avoidance of doubt, the Paying Agent shall have no liability whatsoever to pay any Additional Amounts or to determine whether Additional Amounts are due.

(c) Any payments by the Company in respect of the Debt Securities will be made subject to any withholding or deduction required pursuant to FATCA (a “FATCA Withholding Tax”), and the Company shall not be required to pay any Additional Amounts on account of any such deduction or withholding required pursuant to FATCA.

(d) With respect to any series of Debt Securities, any Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Debt Securities of such series and this Indenture for or on account of (i) any present or future taxes, duties or charges if and to the extent so required by any applicable law and (ii) any FATCA Withholding Tax (together, “Applicable Law”). In either case, the Paying Agent shall make any payment after a deduction or withholding has been made pursuant to Applicable Law and shall report to the relevant authorities the amount so deducted or withheld. However, such deduction or withholding shall not apply to payments made under the Debt Securities of such series and this Indenture through the relevant clearing systems. In all cases, the Paying Agent shall have no obligation to gross up any payment made subject to any deduction or withholding pursuant to Applicable Law. In addition, amounts deducted or withheld by the Paying Agent under this Section 10.04(d) shall be treated as paid to the Holder of a Debt Security, and the Company shall not pay Additional Amounts in respect of such deduction or withholding, except to the extent the provisions in this Section 10.04 explicitly provide otherwise.

SECTION 2.07. Redemption.

(a) Article XI of the Base Indenture is hereby amended by amending and restating Section 11.04 in its entirety, which shall read as follows:

Section 11.04. Notice of Redemption. Unless otherwise specified pursuant to Section 3.01, notice of redemption shall be given in the manner provided in Section 1.06 not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Debt Securities to be redeemed.

All notices of redemption shall state:

(1) the Redemption Date;

(2) the Redemption Price, or the manner in which the Redemption Price is to be determined;

(3) if less than all Outstanding Debt Securities of any series are to be redeemed, the identification and the principal amount (or, in the case of Principal Indexed Securities, face amount) of the particular Debt Securities to be redeemed;

(4) that on the Redemption Date the Redemption Price will, subject to any Solvency Condition, become due and payable in respect of each such Debt Security to be redeemed, and that any Payments thereon shall cease to accrue on and after said date;

(5) the Place or Places of Payment where such Debt Securities, together in the case of Bearer Securities with all Coupons, if any, appertaining thereto maturing after the Redemption Date, are to be surrendered for payment of the Redemption Price; and

(6) the CUSIP number or numbers, the Common Code, or the ISIN, if any, with respect to such Debt Securities.

A notice of redemption published as contemplated by Section 11.04 need not identify particular Registered Securities to be redeemed.

Notice of redemption of Debt Securities to be redeemed shall be prepared by the Company and at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

(b) Article XI of the Base Indenture is hereby further amended by amending and restating Section 11.08 in its entirety, which shall read as follows:

Section 11.08. Optional Redemption in the Event of Change in Tax Treatment. In addition to any redemption provisions that may be specified pursuant to Section 3.01 for the Debt Securities of any series and subject to satisfaction of any Solvency Condition, the Debt Securities are redeemable, as a whole but not in part, at the option of the Company, on not less than 10 nor more than 60 days’ notice, at any time at a Redemption Price equal to 100% of the principal amount (or, in the case of Principal Indexed Securities, face amount) (and premium, if any), together with accrued but unpaid Payments and Missed Payments, if any, in respect of such Debt Securities to (but excluding) the date fixed for redemption (or, in the case of Principal Indexed Securities, the amount specified pursuant to Section 3.01), and any Debt Securities convertible into dollar preference shares or Conversion Securities of the Company may, at the option of the Company, be converted as a whole, if, at any time, the Company shall determine that (a) in making payment under such Debt Securities in respect of principal (or premium, if any), Payments or Missed Payments, it has or will or would become obligated to pay Additional Amounts, provided such obligation to pay Additional Amounts results from a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws (including a decision of any court or tribunal), or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective on or after the date of original issuance of the Debt Securities of such series or (b) the payment of any Payments and Missed Payments in respect of such Debt Securities has become or will or would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being), as a result of any change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws including a decision of any court, which change or amendment becomes effective on or after the date of original issuance of the Debt Securities of such series; provided, however, that in the case of (a) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay Additional Amounts were a payment in respect of such Debt Securities then due.

SECTION 2.08. Subordination of Debt Securities.

Article XII of the Base Indenture is hereby amended by amending and restating Section 12.01(a) in its entirety, which shall read as follows:

12.01. Debt Securities Subordinate to Certain Creditors.

(a) The claims against the Company of the Holders of Debt Securities of each series rank pari passu with the Undated Subordinated Debt Other pari passu Claims. The Company covenants and agrees, and each Holder of Debt Securities of each series, by his acceptance thereof, likewise covenants and agrees, that (i) the Debt Securities of such series shall constitute unsecured obligations of the Company without any preference among themselves, and (ii) in the event of the winding up of the Company, to the extent and in the manner hereinafter set forth in this Article Twelve, the indebtedness represented by any of the Debt Securities of such series and the payment of the principal of (and premium, if any, on), Payments and Missed Payments, if any, on each and all of the Debt Securities of such series is hereby expressly made subordinate and subject in right of payment to the prior payment in full of all claims of the Ordinary Creditors.

Subject to applicable law and unless the relevant Debt Securities provide otherwise, claims in respect of any Debt Security may not be set off, or be the subject of a counterclaim, by any Holder or by the Trustee in respect of any claims of such Holders to payment of any principal, premium, Payments or Missed Payments, if any, in respect of the Debt Securities or this Indenture, against or in respect of any of its obligations to the Company, and every Holder and the Trustee in respect of any claims of such Holders waives, and shall be treated for all purposes as if it had waived, any right that it might otherwise have to set-off, or to raise by way of counterclaim any of its claims in respect of any Debt Securities or this Indenture, against or in respect of any of its obligations to the Company. Notwithstanding the preceding sentence, if any of the rights and claims of any Holder are discharged by set-off, such Holder will immediately pay an amount equal to the amount of such discharge to the Company or, if applicable, the liquidator or trustee or receiver in the Company’s bankruptcy and, until such time as payment is made, will hold a sum equal to such amount in trust for the Company or, if applicable, the liquidator or trustee or receiver in the Company’s bankruptcy. Accordingly, such discharge will be deemed not to have taken place.

SECTION 2.09. Contractual Recognition of Bail-in Power.

The Base Indenture is amended by adding Article XV, which shall read as follows:

ARTICLE XV

UK BAIL-IN POWER

Section 15.01. Agreement with Respect to the Exercise of the UK Bail-in Power.

(1) By acquisition of any Debt Security, each Holder (which, for these purposes, includes each beneficial owner of such Debt Securities) acknowledges, accepts, consents and agrees, notwithstanding any other term of any Debt Securities, the Indenture or any other agreements, arrangements or understandings between the Company and any Holder, to be bound by:

(i) the effect of the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that (without limitation) may include and result in any of the following, or some combination thereof: (w) the reduction of all, or a portion, of the Amounts Due; (x) the conversion of all, or a portion, of the Amounts Due into the Company’s or another Person’s ordinary shares, other securities or other obligations (and the issue to, or conferral on, the Holder of such ordinary shares, other securities or other obligations), including by means of an amendment, modification or variation of the terms of such Debt Security or the Indenture; (y) the cancellation of such Debt Security; and/or (z) the amendment or alteration of the Redemption Date of such Debt Security or amendment of the Payments and Missed Payments, if any, payable on such Debt Security, or the Payment Dates and Missed Payment Dates, including by suspending payment for a temporary period; and

(ii) the variation of the terms of any Debt Security or the Indenture, if necessary, to give effect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

(2) No repayment or payment of Amounts Due shall become due and payable or be paid after the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise.

(3) Each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) consents to the exercise of any UK Bail-in Power as it may be imposed without any prior notice by the Relevant UK Resolution Authority of its decision to exercise such power with respect to any Debt Security.

(4) Notwithstanding anything to the contrary in the Indenture, including Article IX, the Company hereby agrees that it shall not amend Section 15.01 without the prior consent of the Relevant Regulator.

Section 15.02. Duties of the Trustee upon Exercise of the UK Bail-in Power.

By its acquisition of any Debt Security, each Holder (which, for these purposes, includes each beneficial owner of such Debt Securities):

(1) acknowledges and agrees that the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to such Debt Security shall not give rise to a Default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(2) to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of (i) the UK Bail-in Power by the Relevant UK Resolution Authority with respect to such Debt Security or (ii) the limited remedies available under this Indenture for a non-payment of principal, Payments and Missed Payments, if any, on such Debt Security; and

(3) acknowledges and agrees that, upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority, (i) the Trustee shall not be required to take any further directions from Holders under Section 5.12; and (ii) that the Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

Section 15.03. Event of Default and Default. The exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to any Debt Security shall not constitute an Event of Default or a Default.

Section 15.04. Supplemental Indentures. In addition to the right to enter into supplemental indentures pursuant to Sections 9.01 and 9.02, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture to modify and amend the terms of the Indenture or any Debt Security, without the further consent of any Holders, to the extent necessary to give effect to the exercise by the Relevant UK Resolution Authority of the UK Bail-in Power.

Section 15.05. DTC.

(1) Upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to any Debt Security, the Company shall provide a written notice to the Holders of such Debt Security through DTC as soon as practicable regarding such exercise of the UK Bail-in Power. The Company shall also deliver a copy of such notice to the Trustee for information purposes. Any delay or failure by the Company in delivering the notices referred to in this Section 15.05(1) to the Holders of such Debt Security or the Trustee shall not affect the validity or enforceability of the UK Bail-in Power.

(2) By its acquisition of a Debt Security, each Holder (which, for these purposes, includes each beneficial owner of such Debt Security) shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Debt Security to take any and all necessary action, if required, to implement the exercise of any UK Bail-in Power with respect to such Debt Security as it may be imposed, without any further action or direction on the part of such Holder, the Trustee, Paying Agent, Registrar and Exchange Rate Agent (and any other agent acting in connection with the relevant series of Debt Securities).

Section 15.06. Outstanding Debt Securities. Notwithstanding Section 15.02, if, following the completion of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, Debt Securities of a series subject to the exercise of the UK Bail-in Power remain outstanding, then the Trustee’s duties under the Indenture shall remain applicable with respect to the Debt Securities following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Indenture; provided, however, that notwithstanding the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, there shall at all times be a trustee for such series of Debt Securities in accordance with Section 6.09, and the resignation and/or removal of the Trustee and the appointment of a successor trustee shall continue to be governed by Sections 6.10 and 6.11, including to the extent no supplemental indenture or amendment to the Indenture is agreed pursuant to this Section 15.06.

Section 15.07. Records Adjustment. Upon receipt of any notice given pursuant to the Indenture, to the extent applicable, the Company, the Trustee, Paying Agent, Registrar and Exchange Rate Agent (and any other agent acting in connection with the relevant series of Debt Securities) shall adjust their records to reflect any cancellation or deemed cancellation of any interest and any changes to the aggregate principal amount of such series of Debt Securities then Outstanding, including due to any exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.01. Effect of this Supplemental Indenture; Ratification and Integral Part. This Supplemental Indenture shall become effective upon its execution and delivery.

Except as hereby amended, the Base Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof (including any prior amendments thereto) shall be and remain in full force and effect. This Supplemental Indenture shall be deemed an integral part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 3.02. Priority. The provisions of this Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

SECTION 3.03. Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 3.04. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except that Section 2.08 of this Supplemental Indenture shall be governed by and construed in accordance with the laws of England and Wales.

SECTION 3.05. Counterparts. This Supplemental Indenture may be executed manually, by facsimile or by electronic signature in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.06. Entire Agreement. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Base Indenture set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

HSBC HOLDINGS PLC,
AS ISSUER

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, LONDON BRANCH,
AS TRUSTEE

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION,
AS PAYING AGENT AND REGISTRAR

By:
Name:
Title:

[Signature Page to HSBC Holdings plc’s First Supplemental Indenture to the Undated Subordinated Debt Securities Indenture]